EXHIBIT 99.2

FOR IMMEDIATE RELEASE                          Contact:  J. Travis Spoede
                                                         Chief Financial Officer
                                                         713-241-7887


RESOLUTION PERFORMANCE PRODUCTS LLC ANNOUNCES PRELIMINARY THIRD QUARTER 2001 RESULTS MEET EXPECTATIONS OF $38 MM EBITDA

HOUSTON, November 7, 2001 - Resolution Performance Products LLC today reported its preliminary financial results for the quarter ended September 30, 2001, including estimated adjusted consolidated EBITDA of $38 million compared to second quarter 2001 adjusted consolidated EBITDA of $37 million. Resolution Performance Products LLC was wholly owned by the Royal Dutch/Shell Group of Companies through November 14, 2000, when it was acquired by an affiliate of Apollo Management, L.P. in a recapitalization transaction.

Debt is expected to be $601 million as of September 30, 2001. The Company made voluntary payments on its Term Loan B of approximately $24.1million and $49.1 million in the quarter ended September 30, 2001 and year-to-date, respectively. The Company's revolving credit facility is expected to remain undrawn at September 30, 2001.

On November 5, 2001, the Company entered into an amendment to its credit agreement pursuant to which the Company has agreed to prepay a portion of the outstanding Term Loan A and Term Loan B with the net proceeds from the previously announced offering of a further issuance of its 13 1/2% Senior Subordinated Notes Due 2010 in an aggregate principal amount of $75 million. In addition, pursuant to the credit agreement amendment, subject to completion of the offering, the Company's financial covenants will be revised.

Based on preliminary unaudited internal reports, revenue for the third quarter of 2001 is expected to reach $207 million, an 11.5% decrease from the second quarter of 2001 and 13.8% decrease from the prior year period. For the nine months ending September 30, 2001, revenues are expected to decrease 5.5% from the prior year period. Although global economies continued to slowdown and soften demand further, operating income in the third quarter of 2001 is expected to increase to $28 million from $4 million in the same period last year and to increase to $70 million in the nine months ended September 30, 2001 from $58 million in the same period last year. This increase in operating income for the quarter and nine months of 2001 is due primarily to lower prices of crude oil and related petrochemicals, our cost reduction program, and to a lesser extent, increases in sales prices.

The expected consolidated EBITDA of $38 million and $107 million for the three and nine months ended September 30, 2001, respectively, represents an increase of $27 million and $20 million, respectively, compared to the same periods last year. The estimated increase for the three months ended September 30, 2001 was primarily due to decreases in purchase and variable product costs and operating expenses and increased special charges, partially offset by decreased revenue. During the nine months ended September 30, 2000, Royal Dutch/Shell Group owned the business and the cost structure did not reflect that of a stand-alone entity. The estimated increase in consolidated EBITDA for the nine months ended September 30, 2001 was primarily due to the decreases in purchase and variable product costs and operating expenses and increased special charges, partially offset by decreased research and development costs. Estimated Adjusted consolidated EBITDA of $109 million represents consolidated EBITDA adjusted by $2 million of additional projected cost savings assuming the cost savings program was in effect for the entire nine months ended September 30, 2001.

Resolution Performance Products is planning to release its final financial results for the three months and nine months ended September 30, 2001 on November 14, 2001. We will also be hosting an investor conference call on Monday, November 19, 2001 at 10:00 am Central Standard Time. The public is cordially invited to listen and participate and we will provide more details on November 14, 2001 regarding the access information for the conference call.

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company's results to differ materially from current expectations include: general economic and business conditions, industry trends, raw material costs and availability, changes in demand for its products, actions of its competitors and the additional factors and risks contained in the Company's registration statement on Form S-4 declared effective on May 11, 2001 and Form 10-Q for the three and six months ended June 30, 2001.

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Consolidated EBITDA represents income before income taxes, interest expenses, net, special charges and depreciation and amortization. Consolidated EBITDA for the periods presented corresponds with the identically titled definition used as a measure in both the indenture and our credit agreement for determining the Company's compliance with covenants contained in those agreements. In addition, Consolidated EBITDA is presented because it is used by investors to analyze and compare operating performance and to determine a company's ability to service and/or incur debt. However, Consolidated EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Consolidated EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies.

Adjusted Consolidated EBITDA represents Consolidated EBITDA adjusted by $0 million and $2 million of projected cost savings assuming the cost savings program was in effect for the entire quarter ended September 30, 2001 and nine months ended September 30, 2000, respectively.